UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   ABRAMS, PAUL G.
   2125 1ST AVE
   SEATTLE, WA  98121
   USA
2. Issuer Name and Ticker or Trading Symbol
   NEORX CORPORATION
   NERX
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   December 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CEO
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Employee Stock Options  |7.00    |05/13|D(2)|125,000    |D  |     |05/13|Common Stock|125,000|       |0           |D  |            |
                        |        |/96  |    |           |   |     |/06  |            |       |       |            |   |            |
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Employee Stock Option   |1.60    |12/15|A   |125,000    |A  |(1)  |05/13|Common Stock|125,000|       |125,000     |D  |            |
                        |        |/98  |    |           |   |     |/06  |            |       |       |            |   |            |
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Employee Stock Option   |2.938   |07/20|D(2)|88,856     |D  |     |07/18|Common Stock|88,856 |       |0           |D  |            |
                        |        |/94  |    |           |   |     |/04  |            |       |       |            |   |            |
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Employee Stock Option   |1.60    |12/15|A   |88,856     |A  |(1)  |07/18|Common Stock|88,856 |       |88,856      |D  |            |
                        |        |/98  |    |           |   |     |/04  |            |       |       |            |   |            |
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Employee Stock Option   |2.938   |07/20|D(2)|131,644    |D  |     |07/18|Common Stock|131,644|       |0           |D  |            |
                        |        |/94  |    |           |   |     |/04  |            |       |       |            |   |            |
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Employee Stock Option   |1.60    |12/15|A   |131,644    |A  |(1)  |07/18|Common Stock|131,644|       |131,644     |D  |            |
                        |        |/98  |    |           |   |     |/04  |            |       |       |            |   |            |
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Employee Stock Option   |12.2520 |07/22|D(2)|63,000     |D  |     |07/22|Common Stock|63,000 |       |0           |D  |            |
                        |        |/92  |    |           |   |     |/02  |            |       |       |            |   |            |
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Employee Stock Option   |1.60    |12/15|A   |63,000     |A  |(1)  |07/22|Common Stock|63,000 |       |63,000      |D  |            |
                        |        |/98  |    |           |   |     |/02  |            |       |       |            |   |            |
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Employee Stock Option   |2.938   |07/20|D(2)|90,000     |D  |     |07/18|Common Stock|90,000 |       |0           |D  |            |
                        |        |/94  |    |           |   |     |/04  |            |       |       |            |   |            |
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Employee Stock Option   |1.60    |12/15|A   |90,000     |A  |(1)  |07/18|Common Stock|90,000 |       |90,000      |D  |            |
                        |        |/98  |    |           |   |     |/04  |            |       |       |            |   |            |
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Employee Stock Option   |2.938   |07/20|D(2)|1,500      |D  |     |07/18|Common Stock|1,500  |       |0           |D  |            |
                        |        |/94  |    |           |   |     |/04  |            |       |       |            |   |            |
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Employee Stock Option   |1.60    |12/15|A   |1,500      |A  |(1)  |07/18|Common Stock|1,500  |       |1,500       |D  |            |
                        |        |/98  |    |           |   |     |/04  |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Exercisable beginning 12/14/99, vesting in four equal installments with the vesting schedule of the original employee stock option.
(2) Cancellation of option in connection with grant of replacement option.
SIGNATURE OF REPORTING PERSON
Paul G. Abrams
DATE
February 18, 1999